                                                                     EXHIBIT 4.1



                              INVESTMENT AGREEMENT


                                  By and Among

                               KMART CORPORATION,

                                on the one hand,

                                       and

                           THE INVESTORS NAMED HEREIN,

                                on the other hand



                          Dated as of January 24, 2003

                                TABLE OF CONTENTS

                                                                                                                PAGE
                                                                                                                ----
                                                             ARTICLE I

                                                            DEFINITIONS

Section 1.1.      Definitions.....................................................................................1
Section 1.2.      Other Definitions...............................................................................6

                                                            ARTICLE II

                                                    PURCHASE AND SALE OF SHARES

Section 2.1.      Issuance and Sale...............................................................................7
Section 2.2.      The Purchase Price..............................................................................8

                                                            ARTICLE III

                                                            THE CLOSING

Section 3.1.      The Closing.....................................................................................8
Section 3.2.      Deliveries......................................................................................8
Section 3.3.      Breaching Plan Investor.........................................................................9

                                                            ARTICLE IV

                                           REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Section 4.1.      Organization, Subsidiaries.....................................................................10
Section 4.2.      Due Authorization..............................................................................11
Section 4.3.      Capitalization.................................................................................11
Section 4.4.      Consents and Approvals.........................................................................12
Section 4.5.      No Violations..................................................................................12
Section 4.6.      Compliance with Laws...........................................................................13
Section 4.7.      Financial Advisory Fees........................................................................13
Section 4.8.      Allowed Claims.................................................................................13

                                                             ARTICLE V

                                        REPRESENTATIONS AND WARRANTIES OF THE PLAN INVESTORS

Section 5.1.      Organization...................................................................................13
Section 5.2.      Due Authorization..............................................................................14
Section 5.3.      Consents and Approvals.........................................................................14
Section 5.4.      No Violations..................................................................................14
Section 5.5.      Financial Advisory Fees........................................................................14
Section 5.6.      Financing......................................................................................15
Section 5.7.      Ownership of Shares and Prepetition Claims.....................................................15
Section 5.8.      Investment Representations.....................................................................15

                                                            ARTICLE VI

                                                            COVENANTS

Section 6.1.      Conduct of Business Pending the Closing........................................................15
Section 6.2.      No Solicitation of Alternative Proposals.......................................................17
Section 6.3.      Cooperation; Access to Information.............................................................18
Section 6.4.      Further Actions; Reasonable Efforts............................................................20
Section 6.5.      Use of Proceeds................................................................................21
Section 6.6.      Restructuring..................................................................................21
Section 6.7.      Registration Rights Agreement..................................................................21
Section 6.8.      Corporate Governance...........................................................................21
Section 6.9.      Releases.......................................................................................21
Section 6.10.     Payment of Plan Investors' Expenses............................................................22
Section 6.11.     Notification of Certain Matters................................................................22
Section 6.12.     Information....................................................................................22
Section 6.13.     Transfer Restrictions..........................................................................23
Section 6.14.     ESL Option.....................................................................................23
Section 6.15.     Company Call...................................................................................23

                                                            ARTICLE VII

                                                            CONDITIONS

Section 7.1.      Conditions to the Plan Investors' Obligations..................................................24
Section 7.2.      Conditions to the Obligations of the Company...................................................25

                                                           ARTICLE VIII

                                                           TERMINATION

Section 8.1.      Termination....................................................................................26
Section 8.2.      Commitment Fee.................................................................................27

                                                            ARTICLE IX

                                                           MISCELLANEOUS

Section 9.1.      Governing Law..................................................................................28
Section 9.2.      Jurisdiction; Forum; Service of Process; Waiver of Jury Trial..................................28
Section 9.3.      Successors and Assigns.........................................................................28
Section 9.4.      Entire Agreement; Amendment....................................................................29
Section 9.5.      Notices........................................................................................29
Section 9.6.      Delays or Omissions............................................................................30
Section 9.7.      Consent........................................................................................31
Section 9.8.      Counterparts...................................................................................31
Section 9.9.      Severability...................................................................................31

Section 9.10.     Headings.......................................................................................31
Section 9.11.     No Public Announcement.........................................................................31
Section 9.12.     Interpretation.................................................................................31

Exhibits.

Exhibit A -- Plan
Exhibit B -- Exit Financing Facility Commitment Letter
Exhibit C -- Term Sheet of Called Notes

Schedules.

Company Disclosure Schedule
Plan Investors' Disclosure Schedule
Store Closing Schedule

                              INVESTMENT AGREEMENT

                  THIS INVESTMENT AGREEMENT (as it may be amended, restated, supplemented or otherwise modified from time to time, this "Agreement") is made as of January 24, 2003 by and among Kmart Corporation, a Michigan corporation, in its capacity as debtor and debtor-in-possession (the "Company"), on the one hand, and ESL Investments, Inc., a Delaware corporation ("ESL") and Third Avenue Trust, a Delaware business trust, on behalf of certain of its investment series ("Third Avenue"), on the other hand. ESL and Third Avenue and each of their permitted assignees are sometimes referred to herein individually as a "Plan Investor" and collectively as the "Plan Investors."

                                    RECITALS

                  WHEREAS, on January 22, 2002 (the "Petition Date") the Company and certain of its subsidiaries (collectively, the "Debtors") filed voluntary petitions for reorganization relief (the "Bankruptcy Cases") under chapter 11 of Title 11 of the United States Code, 11 U.S.C. ss.ss. 101 et seq., as amended (the "Bankruptcy Code") in the United States Bankruptcy Court for the Northern District of Illinois (the "Bankruptcy Court");

                  WHEREAS, the Company desires to undertake the Restructuring (as hereinafter defined);

                  WHEREAS, in connection with the Restructuring, the Plan Investors desire to make a significant investment in the Reorganized Debtors (as hereinafter defined);

                  WHEREAS, to implement such investment, the Plan Investors desire to purchase from the Reorganized Debtor (as hereinafter defined), and the Reorganized Debtor desires to issue and sell to the Plan Investors, upon the terms and subject to the conditions set forth herein, the Plan Investors' Shares (as hereinafter defined); and

                  WHEREAS, with respect to the sale and purchase of the Plan Investors' Shares, the Plan Investors will have the benefit of the registration rights provided for in a Registration Rights Agreement, in form and substance reasonably mutually acceptable to the Company and the Plan Investors, to be executed at the Closing of the transactions contemplated hereby (the "Registration Rights Agreement").

                  NOW, THEREFORE, in consideration of the mutual covenants, agreements, representations and warranties contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

                  Section 1.1. Definitions. For the purposes of this Agreement, the following terms shall have the following meanings:

                  "Adjusted Excess Availability" shall mean, as of any date, the excess of (i) Liquidity over (ii) the aggregate amount of trade payables, other accounts payable and accrued liabilities, as of such date.

                  "Affiliate" shall have the meaning ascribed thereto in Rule 12b-2 promulgated under the Exchange Act.

                  "Board of Directors" shall mean the Board of Directors of the Company (or the Reorganized Debtor, as the case may be).

                  "Business Day" shall mean any day excluding Saturday, Sunday, or any other day on which banking institutions located in Chicago, Illinois or New York, New York are required or authorized to be closed.

                  "Business Plan" shall mean that five-year business plan of the Company, as the same shall exist as of the date hereof, a copy of which has been previously provided to ESL.

                  "Code" shall mean the Internal Revenue Code of 1986, as amended.

                  "Commitment Fee" shall mean a payment in cash in an aggregate amount equal to ten million dollars ($10,000,000), payable pursuant to Section 8.2(b), following entry of the Commitment Fee Order.

                  "Commitment Fee Order" shall mean an order of the Bankruptcy Court approving, inter alia, (i) the Commitment Fee and (ii) the reimbursement of the Expenses of the Plan Investors pursuant to Section 6.10 hereof, as administrative expenses of the Debtors' Chapter 11 Estates.

                  "Commitment Letter" shall mean the commitment letter for the Exit Financing Facility in the form attached hereto as Exhibit B, together with the Side Letter, in each case without giving effect to any amendments or supplements thereto.

                  "Company Debentures" shall mean the 12-1/2% Debentures due 2005, the 7-3/4% Debentures due 2012, the 8-3/4% Debentures due 2022 and the 7.95% Debentures due 2023 of the Company.

                  "Company Senior Notes" shall mean the 8-3/4% Notes due 2004, the 8-1/8% Notes due 2006, the 8-1/4% Notes due 2022 and the Fixed-Rate Medium Term Notes (Series A, B, C, D) of the Company.

                  "Confirmation Order" shall mean an order, which shall include orders of the Bankruptcy Court that have the effect, except as contemplated by the Plan, of vesting all licenses, permits, authorizations, registrations and other governmental or regulatory requirements to conduct the business of the Debtors in the Reorganized Debtors without any further action, filing, notice, declaration or registration by them, and otherwise in form and substance reasonably acceptable to the Plan Investors entered by the Bankruptcy Court in the Bankruptcy Cases confirming the Plan pursuant to Section 1129 of the Bankruptcy Code.

                  "Creditor Shares" shall mean the New Common Shares to be issued to the creditors of the Debtors pursuant to the Plan.

                  "DIP Financing Facility" shall mean that certain Revolving Credit and Guaranty Agreement, dated as of January 22, 2002, as amended to the date hereof, among the Company and certain of its direct or indirect subsidiaries signatory thereto, JPMorgan Chase Bank, a New York banking corporation, certain other financial institutions from time to time party thereto and JPMorgan Chase Bank, in its capacity as administrative agent.

                  "Disclosure Statement" shall mean the disclosure statement filed in connection with the Plan in the Bankruptcy Cases.

                  "Domestic Subsidiary" shall mean any Subsidiary (as defined below) that is created or organized in or under the law of the United States, any State thereof or the District of Columbia.

                  "Encumbrance" shall mean, with respect to any Person, any mortgage, lien, pledge, security interest or other encumbrance, or any interest or title of any vendor, lessor, lender or other secured party to or of such Person under any conditional sale or other title retention agreement or capital lease, upon or with respect to any property or asset of such Person (including in the case of stock, stockholder agreements, voting trust agreements, voting rights agreements and all similar arrangements).

                  "ESL Existing Prepetition Credit Agreement Obligations" shall mean the allowed amount of ESL's claims pursuant to the Prepetition Credit Agreements in respect of such claims that ESL holds as of the date of this Agreement.

                  "ESL Subsequent Prepetition Credit Agreement Obligations" shall mean the allowed amount of ESL's claims pursuant to the Prepetition Credit Agreements in respect of such claims that ESL acquires after the date of this Agreement.

                  "Excess Availability" shall have the meaning ascribed thereto in the Commitment Letter.

                  "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, or any successor federal statute, and the rules and regulations of the SEC thereunder, all as the same shall be in effect at the time. Reference to a particular section of the Exchange Act shall include reference to the comparable section, if any, of such successor federal statute.

                  "Exit Financing Facility" shall mean the exit financing facility obtained by the Reorganized Debtors having a committed amount of at least two billion dollars ($2,000,000,000), which shall either be on terms and conditions consistent in all material respects with those set forth on the Commitment Letter, or to the extent inconsistent therewith, on terms and conditions acceptable to the Plan Investors.

                  "FIC" shall mean the Financial Institutions Committee.

                  "Governmental Entity" shall mean any supranational, national, foreign, federal, state or local judicial, legislative, executive, administrative or regulatory body or authority.

                  "Knowledge" of a party hereto shall mean the actual knowledge of any executive officer of such party after due inquiry.

                  "Law" shall mean any law, statute, ordinance, rule, regulation, order, judgment, decree or body of law of any Governmental Entity.

                  "Material Adverse Effect" shall mean, when used in connection with the Company or the Reorganized Debtor, any change, effect, event, occurrence or development that is, or is reasonably likely to be, materially adverse to the business, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole, other than any change, effect, event or occurrence relating to or arising out of (i) the economy or securities markets in general, (ii) this Agreement or the transactions contemplated hereby or the announcement thereof or the announcement of the Store Closing Program,
(iii) the Company's financial condition as of the date of this Agreement, (iv) the filing of the Plan or (v) the Company's industry generally.

                  "Non-Lender Unsecured Claims" shall have the meaning ascribed thereto in the Plan attached hereto as Exhibit A.

                  "Ordinary Course of Business" shall mean the ordinary course of business of the Debtors.

                  "Permitted Encumbrances" shall mean: any Encumbrance (i) permitted under the DIP Financing Facility; (ii) approved by the Bankruptcy Court, including, without limitation, liens granted pursuant to a cash collateral and/or debtor-in-possession financing order and liens granted as adequate protection; (iii) granted pursuant to any forbearance agreement, or amendment thereto, entered into with respect to the DIP Financing Facility; (v) mechanics', materialmen's, and similar liens; (vi) liens for taxes not yet due and payable or for taxes that the taxpayer is contesting through appropriate proceedings; (vii) purchase money liens and liens securing rental payments under capital lease arrangements; and (viii) other liens or Encumbrances either (A) arising in the Ordinary Course of Business that are not incurred in connection with the borrowing of money or (B) that would not materially interfere with the conduct of the business of the Company or any of its Subsidiaries that is a "significant subsidiary" as defined in Rule 1-02(w) of Regulation S-X.

                  "Person" shall mean any individual, firm, corporation, limited liability company, partnership, company, trust or other entity, and shall include any successor (by merger or otherwise) of such entity.

                  "Plan" shall mean the plan of reorganization in a form acceptable to the Debtors and the Plan Investors and embodying the terms set forth in the Plan attached hereto as Exhibit A, with such changes as may be reasonably acceptable to the Debtors and the Plan Investors hereafter, together with all contracts, agreements, schedules, exhibits, certificates, orders and other documents prepared in connection therewith, provided, however, that any such change that adversely affects the Plan Investors or the distributions required to be made to ESL or Third

Avenue pursuant to the Plan in respect of their prepetition claims against the Company, shall require the prior written consent of the Plan Investors, in their sole and absolute discretion.

                  "Preferred Obligations" shall mean the 7-3/4% Trust Convertible Preferred Securities of Kmart Financing I, a Delaware Statutory business trust and Debtor.

                  "Prepetition Credit Agreements" shall mean that certain 364-Day Credit Agreement, dated as of November 31, 2001 and that certain Three-Year Credit Agreement, dated as of December 6, 1999 and each made by and among Kmart, Chase Securities, Inc., as Lead Arranger and Book Manager, The Chase Manhattan Bank, as Administrative Agent, Bank of America, National Association, as Syndication Agent, BankBoston, N.A., as Co-Documentation Agent, and Bank of New York, as Co-Documentation Agent, as amended, supplemented or otherwise modified from time to time, and all documents executed in connection therewith.

                  "Prepetition Credit Agreement Obligations" shall mean the allowed amount of the Prepetition Lenders' claims pursuant to the Prepetition Credit Agreements.

                  "Prepetition Lender" shall mean any creditor of the Debtors holding claims pursuant to the Prepetition Credit Agreements.

                  "Prepetition Note Claims" shall have the meaning ascribed thereto in the Plan.

                  "Reorganized Debtor" shall mean the Reorganized Debtor whose shares of New Common Stock will be issued pursuant to the Plan.

                  "Reorganized Debtors" shall mean the entities, which may include one or more new holding companies and operating companies to be formed pursuant to the Plan, that will carry out the business of the Company and its Subsidiaries upon emergence from bankruptcy under chapter 11 of the Bankruptcy Code.

                  "SEC" shall mean the United States Securities and Exchange Commission and any successor Governmental Entity.

                  "SEC Reports" shall mean any and all proxy statements, annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and other documents required to be filed by the Company under the Exchange Act since January 27, 2000, as amended and/or restated.

                  "Securities Act" shall mean the Securities Act of 1933, as amended, or any successor federal statute, and the rules and regulations of the SEC thereunder, all as the same shall be in effect at the time. Reference to a particular section of the Securities Act shall include reference to the comparable section, if any, of such successor federal statute.

                  "Side Letter" shall mean the side letter to the Commitment Letter, dated January 23, 2003, without giving effect to any amendments or supplements thereto.

                  "Store Closing Program" shall mean the Company's program (i) to close and conduct store closing sales of up to the 326 stores set forth on the attached Store Closing

Schedule and (ii) in connection therewith, to (A) close one or more distribution centers and (B) reduce personnel at the Company's headquarters and regional offices, after the 2002 holiday selling season consistent with its long-term business plan, together with any actions required or necessary therefor or connected therewith, including but not limited to any reduction in force, sales of assets and rejection of unexpired leases and executory contracts related thereto.

                  "Transaction Documents" shall mean this Agreement, the Registration Rights Agreement, and all other contracts, agreements, schedules, certificates, orders and other documents being delivered pursuant to or in connection with this Agreement.

                  "UCC" shall mean the Unsecured Creditors' Committee.

                  Section 1.2 Other Definitions. The following terms shall have the meanings defined in the Section indicated:

         Agreement................................................................................Preamble
         Alternative Plan Investor.............................................................Section 3.3
         Alternative Proposal...............................................................Section 6.2(a)
         Balance Sheet Cash................................................................Section 6.15(a)
         Bankruptcy Cases.........................................................................Recitals
         Bankruptcy Code..........................................................................Recitals
         Bankruptcy Court.........................................................................Recitals
         Breaching Plan Investor...............................................................Section 3.3
         Called Notes......................................................................Section 6.15(a)
         Cash Balance......................................................................Section 6.15(a)
         Closing...............................................................................Section 3.1
         Closing Date..........................................................................Section 3.1
         Company..................................................................................Preamble
         Company Call......................................................................Section 6.15(a)
         Company Confidential Information...................................................Section 6.3(f)
         Company Disclosure Schedule............................................................Article IV
         Debtors..................................................................................Recitals
         Disclosure Statement Approval Order...................................................Section 6.6
         ESL......................................................................................Preamble
         ESL Option........................................................................Section 6.14(a)
         ESL Prepetition Obligation Shares..................................................Section 2.1(c)
         Excess Distributions..............................................................Section 6.15(a)
         Expenses.............................................................................Section 6.10
         Governmental Requirements.............................................................Section 4.4
         HSR Act...............................................................................Section 4.4
         Initial Called Note...............................................................Section 6.15(a)
         Initial Company Call..............................................................Section 6.15(a)
         Investment............................................................................Section 2.2
         Liquidity.........................................................................Section 6.15(a)
         Maximum Company Call Amount.......................................................Section 6.15(b)
         Maximum Optioned Shares...........................................................Section 6.14(b)
         New Common Shares..................................................................Section 4.3(b)

         New ESL Shares........................................................................Section 2.1
         New Third Avenue Shares...............................................................Section 2.1
         Option Price......................................................................Section 6.14(a)
         Petition Date............................................................................Recitals
         Plan Investor............................................................................Preamble
         Plan Investors' Disclosure Schedule.....................................................Article V
         Plan Investors' Shares.............................................................Section 2.1(b)
         Proceeding............................................................................Section 9.2
         Purchase Price........................................................................Section 2.2
         Registration Rights Agreement............................................................Recitals
         Representatives.......................................................................Section 6.2
         Restraint..........................................................................Section 7.1(b)
         Restructuring.........................................................................Section 6.6
         Selected Courts....................................................................Section 9.2(a)
         Subsequent Called Note............................................................Section 6.15(a)
         Share Price........................................................................Section 2.2(b)
         Subsidiary.........................................................................Section 4.1(b)
         Third Avenue.............................................................................Preamble

                                   ARTICLE II

                           PURCHASE AND SALE OF SHARES

                  Section 2.1. Issuance and Sale. (a) Upon the terms and subject to the conditions set forth herein, at the Closing: (i) the Reorganized Debtor shall issue and sell to ESL, and ESL shall purchase from the Reorganized Debtor a number of New Common Shares (the "New ESL Shares") equal to the sum of (A) 78.21% of the Plan Investors' Shares and (B) the ESL Prepetition Obligation Shares, (ii) the Reorganized Debtor shall issue and sell to Third Avenue, and Third Avenue shall purchase from the Reorganized Debtor, 21.79% of the Plan Investors' Shares (the "New Third Avenue Shares") and (iii) if requested by the Reorganized Debtor under the circumstances provided for in, and in accordance with, Section 6.15, the Reorganized Debtor shall issue and sell to ESL, and ESL shall purchase from the Reorganized Debtor, the Initial Called Note (as defined in Section 6.15(a)).

                  (b) The "Plan Investors' Shares" shall mean fourteen million (14,000,000) New Common Shares.

                  (c) The "ESL Prepetition Obligation Shares" shall mean a number of New Common Shares equal to the quotient obtained by dividing, (i) the sum of (A) the aggregate amount of cash required to be paid by the Reorganized Debtor to ESL pursuant to the Plan in settlement and compromise of the ESL Existing Prepetition Credit Agreement Obligations and (B) such portion as ESL may in its sole discretion designate of the aggregate amount of cash required to be paid by the Reorganized Debtor to ESL pursuant to the Plan in settlement and compromise of the ESL Subsequent Prepetition Credit Agreement Obligations by
(ii) the Share Price (as defined below).

                  Section 2.2. The Purchase Price. (a) At the Closing, (i) in consideration of the issuance of the New ESL Shares to ESL, ESL shall pay to the Reorganized Debtor an amount equal to the sum of (A) 78.21% of the Purchase Price and (B) the product of (1) the Share Price and (2) the ESL Prepetition Obligation Shares, (ii) in consideration of the issuance of the Third Avenue Shares to Third Avenue, Third Avenue shall pay to the Reorganized Debtor an amount equal to 21.79% of the Purchase Price, and (iii) in consideration of the issuance of the Initial Called Note to ESL, if requested by the Reorganized Debtor under the circumstances provided for in, and in accordance with, Section 6.15, ESL shall pay to the Reorganized Debtor an amount equal to the principal amount of the Initial Called Note. The payment of the consideration set forth in this Section, in whole or in part, shall sometimes be referred to herein as the "Investment".

                  (a) The "Purchase Price" shall mean an amount in dollars equal to one hundred forty million dollars ($140,000,000).

                  (b) The "Share Price" shall mean a price per share equal to the quotient obtained by dividing, (x) the Purchase Price by (y) the Plan Investors' Shares.

                                  ARTICLE III

                                  THE CLOSING

                  Section 3.1. The Closing. The closing of the purchase and sale of the Plan Investors' Shares hereunder and the other transactions contemplated hereby (the "Closing") shall take place at the offices of Skadden, Arps, Slate, Meagher & Flom, 333 West Wacker Drive, Chicago, Illinois 60606-1285, at a date (the "Closing Date") and time to be mutually agreed upon by the Company and ESL on behalf of the Plan Investors, which shall be at least three (3) but no more than ten (10) Business Days after the date following the satisfaction (or waiver by ESL or the Company, as appropriate) of all of the conditions set forth in
Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions); provided, however, that in the event the Company and ESL are not able mutually to agree on a Closing Date in accordance with the immediately preceding clause, the parties agree that the Closing Date shall be on the tenth Business Day following the satisfaction or waiver of all the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions); and provided, further, that the Closing Date shall be the same date as the Effective Date of the Plan.

                  Section 3.2. Deliveries. (a) At the Closing, the Reorganized Debtor shall deliver certificates to (i) ESL, evidencing the aggregate number of New ESL Shares being purchased by ESL and registered in the name of ESL or, to the extent designated by ESL to the Reorganized Debtors at least three (3) Business Days prior to the Closing Date, to an Affiliate thereof, as its nominee or designee (with the individual certificates in such amounts as ESL shall specify to the Reorganized Debtor at least three (3) Business Days prior to the Closing Date) and (ii) Third Avenue, evidencing the aggregate number New Third Avenue Shares being purchased by Third Avenue and registered in the name of Third Avenue or, to the extent designated by Third Avenue to the Reorganized Debtors at least three (3) Business Days prior to the Closing

Date, an Affiliate thereof, as its nominee or designee (with the individual certificates in such amounts as Third Avenue shall specify to the Reorganized Debtor at least three (3) Business Days prior to the Closing Date). At the Closing, if the Reorganized Debtor requests that ESL purchase the Initial Called Note under the circumstances provided for in, and in accordance with, Section 6.15, the Reorganized Debtor shall deliver a convertible note to ESL, in form and substance consistent with the terms set forth on Exhibit C and otherwise reasonably acceptable to ESL, evidencing the Initial Called Note being purchased by ESL and registered in the name of ESL or, to the extent designated by ESL to the Reorganized Debtors at least three (3) Business Days prior to the Closing Date, to an Affiliate thereof, as its nominee or designee. Delivery of such certificates to each Plan Investor shall be made against receipt by the Reorganized Debtor of the portion of the Purchase Price payable by such Plan Investor and any other portion of the Investment payable by ESL pursuant to
Section 2.2, which in each case shall be paid by wire transfer of immediately available funds to an account designated at least three (3) Business Days prior to the Closing Date by the Reorganized Debtor.

                  (b) At the Closing, the Company shall deliver to the Plan Investors statements prepared in accordance with the Company's reasonable and customary practices and procedures used in preparing financial statements and in accordance with the terms of this Agreement (together with supporting detail therefor in form and substance reasonably acceptable to the Plan Investors) setting forth the calculation of the estimated amount of (i) the Excess Availability and (ii) the Adjusted Excess Availability of the Company and its Domestic Subsidiaries, in each case as of the Closing.

                  (c) At the Closing, the Company shall deliver to the Plan Investors the Commitment Fee.

                  (d) At the Closing, the Company shall deliver to the Plan Investors the officers' certificates required under Sections 7.1(c), 7.1(d) and 7.1(g).

                  (e) At the Closing, each Plan Investor shall deliver to the Company the officers' certificates required under Sections 7.2(c) and 7.2(d).

                  Section 3.3. Breaching Plan Investor. Notwithstanding anything contained in this Agreement to the contrary, if each of the conditions to each party's obligations to this Agreement set forth in Article VII has otherwise been satisfied or waived and if Third Avenue breaches its obligation to consummate the transactions contemplated herein (the "Breaching Plan Investor"), ESL shall, or shall cause one or more other Persons to, by the earlier of (x) May 30, 2003 and (y) the date that is ten (10) Business Days from the date that, but for the Breaching Plan Investor's failure to close, would have been the Closing Date, assume and perform all the rights and obligations of the Breaching Plan Investor (an "Alternative Plan Investor"); provided that any such Alternative Plan Investor which is neither an Affiliate of, or an investor in (including a limited partner thereof), a Plan Investor as of the date of this Agreement shall be subject to the reasonable approval of the Company. If ESL does not assume or cause an Alternative Plan Investor to assume and perform the Breaching Plan Investor's rights and obligations under this Agreement, the Company shall have the right to terminate this Agreement without any liability to the Plan Investors (including, without limitation, liability for the Commitment Fee or any Expenses, which if previously paid, shall be repaid to the Company), but without in any way (i) releasing the Breaching Plan Investor from any liability to the Company for its breach or limiting the Company's rights with respect to the Breaching Plan Investor, (ii) releasing ESL from any liability to the Company for any breach of its obligations hereunder or limiting the Company's rights with respect to ESL or (iii) releasing the Breaching Plan Investor from any liability to ESL for the Breaching Plan Investor's breach or limiting ESL's rights with respect to the Breaching Plan Investor.

                                   ARTICLE IV

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

                  Except as specifically set forth in the disclosure schedule prepared and signed by the Company (the "Company Disclosure Schedule") and delivered to the Plan Investors simultaneously with the execution and delivery hereof, the Company represents and warrants to each of the Plan Investors that all of the statements contained in this Article IV are true and correct as of the date of this Agreement (or, if made as of a specified date, as of such date).

                  Section 4.1. Organization, Subsidiaries. (a) The Company and each of its Subsidiaries is a corporation or other legal entity duly organized, validly existing and (in the jurisdictions recognizing the concept) in good standing under the laws of the jurisdiction in which it is organized and has the requisite corporate or other power and authority to own, lease and operate its properties and to conduct its business as it is now being conducted. To the Knowledge of the Company, the Company and each of its subsidiaries is duly qualified or licensed as a foreign entity to do business and (in the jurisdictions recognizing the concept) is in good standing (and has paid all relevant franchise or analogous taxes) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except for failures to be so qualified that, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect.

                  (b) Except for Kmart Financing I, Section 4.1(b) of the Company Disclosure Schedule sets forth, as of the date hereof, (i) each corporation, limited liability company, partnership, business association or other Person in which the Company owns any direct or indirect equity interest (each a "Subsidiary," and collectively the "Subsidiaries"), (ii) the ownership interest therein of the Company or such other Subsidiary, and (iii) if such Subsidiary is not directly or indirectly wholly-owned by the Company, to the extent of the Knowledge of the Company, the identity and ownership interest of each of the other owners of such Subsidiary.

                  (c) Except as set forth on Section 4.1(c) of the Company Disclosure Schedule or except as it relates to Kmart Financing I (i) the Company owns, either directly or indirectly through one or more Subsidiaries, all of the capital stock or other equity interests of the Subsidiaries free and clear of all Encumbrances, other than Permitted Encumbrances, and (ii) there are no outstanding subscription rights, options, warrants, convertible or exchangeable securities or other rights of any character whatsoever relating to issued or unissued capital stock or other equity interests of any Subsidiary, or any commitments of any character whatsoever relating to issued or unissued capital stock or other equity interests of any Subsidiary or pursuant to which any Subsidiary is or may become bound to issue or grant additional shares of its capital stock or other equity interests or related subscription rights, options, warrants, convertible or exchangeable securities or other rights, or to grant preemptive rights, which, in each case, will be in effect immediately following the Closing.

                  Section 4.2. Due Authorization. Subject to the approval of the Bankruptcy Court, the Company has all corporate right, power and authority to enter into this Agreement and each of the other Transaction Documents to which it is a party, to consummate the transactions contemplated hereby and thereby and to comply with the terms, conditions and provisions hereof and thereof. The execution and delivery by the Company of this Agreement and of each other Transaction Document to which it is a party is, and the issuance, sale and delivery of the New Common Shares by the Reorganized Debtor and the compliance by the Company (or the Reorganized Debtors, as the case may be) with each of the provisions of this Agreement and of each other Transaction Document to which it (or the Reorganized Debtors, as the case may be) is a party will, upon the approval of the Bankruptcy Court, be (i) within the corporate power and authority of the Company (or the Reorganized Debtors, as the case may be) and
(ii) have been duly authorized by all requisite corporate action of the Company (or the Reorganized Debtors, as the case may be). This Agreement has been, and each of the other Transaction Documents to which the Company (or the Reorganized Debtors, as the case may be) is a party when executed and delivered by the Company (or the Reorganized Debtors, as the case may be) will be, duly and validly executed and delivered by the Company (or the Reorganized Debtors, as the case may be), and this Agreement constitutes, and each of such other Transaction Documents when executed and delivered by the Company (or the Reorganized Debtors, as the case may be) will constitute, upon approval of the Bankruptcy Court, a valid and binding agreement of the Company (or the Reorganized Debtors, as the case may be), enforceable against the Company (or the Reorganized Debtors, as the case may be) in accordance with its terms, except as such enforcement is limited by bankruptcy, reorganization, insolvency and other similar laws affecting the enforcement of creditors' rights generally and limitations imposed by general principles of equity.

                  Section 4.3. Capitalization. (a) Except as set forth in
Section 4.3 of the Company Disclosure Schedule and the Plan and except for the transactions contemplated by this Agreement, the other Transaction Documents or any benefit plans approved by the Plan Investors, there are no outstanding subscription rights, options, warrants, convertible or exchangeable securities or other rights of any character whatsoever to which the Company is a party relating to issued or unissued capital stock of the Company, or any commitments of any character whatsoever relating to issued or unissued capital stock of the Company or pursuant to which the Company or any of the Subsidiaries are or may become bound to issue or grant additional shares of their capital stock or related subscription rights, options, warrants, convertible or exchangeable securities or other rights, or to grant preemptive rights, which, in each instance, will be in effect immediately following the Closing. Except as contemplated by this Agreement, the Plan and the Registration Rights Agreement,
(i) the Company has not agreed to register any Creditor Shares under the Securities Act or under any state securities law or granted registration rights to any Person and (ii) there are no voting trusts, stockholders agreements, proxies or other understandings in effect to which the Company is a party with respect to the voting or transfer of any of the New Common Shares (as defined below) that will be outstanding as of the Closing.

                  (b) As of the Closing, after giving effect to the Investment and the Restructuring contemplated hereby, (i) the authorized capital stock of the Reorganized Debtor shall be the number of shares of common stock provided in the Plan, i.e., 100 million common shares ("New Common Shares") and 20 million shares of preferred stock and (ii) the shares of capital stock of the Reorganized Debtor (A) outstanding shall consist solely of (x) the New ESL Shares, New Third Avenue Shares and the Creditor Shares and (y) New Common Shares issued pursuant to executive compensation plans, if any, approved by the Plan Investors and (B) subject to issuance pursuant to outstanding options shall consist solely of the New Common Shares reserved for issuance pursuant to (x) executive compensation plans, if any, approved by the Plan Investors and (y) the ESL Option.

                  Section 4.4. Consents and Approvals. To the Knowledge of the Company, no consent, approval, authorization of, declaration, filing, or registration with, any Governmental Entity is required to be made or obtained by either the Company or any of its Subsidiaries in connection with the execution, delivery, and performance of this Agreement or any of the other Transaction Documents contemplated hereby, except for (i) the filing of new Certificates of Incorporation for one or more of the Reorganized Debtors with the Secretary of State of such Reorganized Debtors' state of incorporation, (ii) any required filings under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended (the "HSR Act"), the Exchange Act or the Securities Act, (iii) the Confirmation Order, and (iv) the Commitment Fee Order. The items referred to in clauses (i) through (iv) of this Section 4.4 are hereinafter referred to as the "Governmental Requirements."

                  Section 4.5, No Violations. Except as set forth on Section 4.5 of the Company Disclosure Schedule, assuming that the Governmental Requirements will be satisfied, made or obtained and will remain in full force and effect and the conditions set forth in Article VII will be satisfied, except as contemplated by the Plan and the reorganization of the Company and the other Debtors under the Plan (including any consents required thereunder), neither the execution, delivery or performance by the Company of this Agreement or any of the other Transaction Documents to which the Company (or the Reorganized Debtors, as the case may be) is a party nor the consummation of the transactions contemplated hereby or thereby will: (i) conflict with, or result in a breach or a violation of, any provision of the certificate of incorporation or bylaws or other organizational documents of the Company or any of its Subsidiaries (or the Reorganized Debtors, as the case may be) or (ii) as of the Closing, constitute, with or without notice or the passage of time or both, a breach, violation or default, create an Encumbrance (other than any Permitted Encumbrance) or give rise to any right of termination, modification, cancellation, prepayment, suspension, limitation, revocation or acceleration, under any Law or any provision of any agreement or other instrument to which the Company or any of its Subsidiaries is a party or pursuant to which the Company or any of its Subsidiaries or any of their respective assets or properties is subject, except for breaches, violations, defaults, Encumbrances (other than Permitted Encumbrances), or rights of termination, modification, cancellation, prepayment, suspension, limitation, revocation or acceleration which, individually or in the aggregate, are not material and would not materially adversely affect the ability of the Company (or the Reorganized Debtors, as the case may be) to perform its obligations under this Agreement or any of the Transaction Documents.

                  Section 4.6. Compliance with Laws. Except as disclosed in the SEC Reports or in Section 4.6 of the Company Disclosure Schedule, to the Knowledge of the Company, the Company and its Subsidiaries are in compliance with all Laws, and neither the Company nor any of its Subsidiaries has received any notice of any alleged violation of Law, except, in either instance, for failures to comply or violations which, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect. To the Knowledge of the Company, the Company and its Subsidiaries hold all other licenses, franchises, permits, consents, registrations, certificates, and other governmental or regulatory permits, authorizations or approvals required for the operation of the business as presently conducted and for the ownership, lease or operation of the assets of the Company and its Subsidiaries, except for failures to hold such licenses or approvals that, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect.

                  Section 4.7. Financial Advisory Fees. No agent, broker, investment bank or other financial advisor is or will be entitled to any fee, commission, expense or other amount from the Company or any of its Subsidiaries in connection with any of the transactions contemplated by this Agreement or the other Transaction Documents except for (a) those fees, payments and agreements to pay approved by the Bankruptcy Court and (b) other Persons (i) hired by the Debtors after the date of this Agreement in connection with the Bankruptcy Cases or (ii) required or authorized to be paid by the Debtors by the Bankruptcy Code or by an order of the Bankruptcy Court.

                  Section 4.8. Allowed Claims. The sum of the aggregate amount of allowed claims in the classes set forth in Section III.A.1 (Administrative Claims) and Section III.A.2 (Other Priority Claims) of the Plan does not exceed eight hundred million dollars ($800,000,000). The sum of the aggregate amount of allowed claims in the class set forth in Section III.C (Secured Claims) of the Plan does not exceed one hundred twenty-five million dollars ($125,000,000).

                                   ARTICLE V

              REPRESENTATIONS AND WARRANTIES OF THE PLAN INVESTORS

                  Except as specifically set forth in the disclosure schedule prepared and signed by each of the Plan Investors (the "Plan Investors' Disclosure Schedule") and delivered to the Company simultaneously with the execution and delivery hereof, each Plan Investor hereby severally represents and warrants solely as to itself to the Company that all of the statements contained in this Article V are true and correct as of the date of this Agreement (or, if made as of a specified date, as of such date).

                  Section 5.1. Organization. Such Plan Investor is a corporation or other legal entity duly organized, validly existing and (in the jurisdictions recognizing the concept) in good standing under the laws of the jurisdiction in which it is organized and has the requisite corporate or other power and authority to own, lease and operate its properties and to conduct its business as it is now being conducted.

                  Section 5.2. Due Authorization. (a) Such Plan Investor has all right, power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party, to consummate the transactions contemplated hereby and thereby and to comply with the terms, conditions and provisions hereof applicable to such Plan Investor.

                  (b) The execution, delivery and performance by such Plan Investor of this Agreement and each of the other Transaction Documents to which it is a party, the compliance by such Plan Investor with each of the provisions of this Agreement and each of the Transaction Documents and the consummation of the transactions contemplated hereby and thereby, are within the power and authority of such Plan Investor, have been duly authorized and approved by the requisite actions of such Plan Investor and do not require any further authorization or consent of such Plan Investor or its beneficial owners. This Agreement is the legal, valid and binding agreement of such Plan Investor, enforceable against such Plan Investor in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws from time to time affecting the enforcement of creditors' rights generally.

                  Section 5.3. Consents and Approvals. To the Knowledge of such Plan Investor, no consent, approval, authorization of, declaration, filing, or registration with, any Governmental Entity is required to be made or obtained by it in connection with the execution, delivery, and performance of this Agreement or any of the other Transaction Documents contemplated hereby, except for the Governmental Requirements.

                  Section 5.4. No Violations. Assuming that the Governmental Requirements will be satisfied, made or obtained and will remain in full force and effect and the conditions set forth in Article VII will be satisfied, neither the execution, delivery or performance by such Plan Investor of this Agreement or any of the other Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby, will: (i) conflict with, or result in a breach or a violation of, any provision of the certificate of incorporation or bylaws or other organizational documents of such Plan Investor or (ii) constitute, with or without notice or the passage of time or both, a breach, violation or default, create an Encumbrance (other than any Permitted Encumbrance) or give rise to any right of termination, modification, cancellation, prepayment, suspension, limitation, revocation or acceleration, under any Law or any provision of any agreement or other instrument to which such Plan Investor is a party or pursuant to which such Plan Investor or any of its respective assets or properties is subject, except for breaches, violations, defaults, Encumbrances (other than Permitted Encumbrances), or rights of termination, modification, cancellation, prepayment, suspension, limitation, revocation or acceleration which, individually or in the aggregate, are not material and would not materially adversely affect the ability of such Plan Investor to perform its obligations under this Agreement or any of the Transaction Documents.

                  Section 5.5. Financial Advisory Fees. Except as provided in
Section 6.10, no agent, broker, investment bank or other financial advisor is or will be entitled to any fee, commission, expense or other amount from such Plan Investor in connection with any of the transactions contemplated by this Agreement or the other Transaction Documents.

                  Section 5.6. Financing. Such Plan Investor has, and at the Closing will have, available to it funds in amounts sufficient to pay its portion of the Purchase Price and to effect the transactions contemplated hereby.

                  Section 5.7. Ownership of Shares and Prepetition Claims.
Section 5.7 of the Plan Investors' Disclosure Schedule sets forth the number of shares of common stock, the amount of Preferred Obligations and the prepetition claims of the Company held by such Plan Investor.

                  Section 5.8. Investment Representations.

                  (a) Such Plan Investor understands that the Plan Investors' Shares have not been registered under the Securities Act.

                  (b) Such Plan Investor has substantial experience in evaluating and investing in private placement transactions of securities so that it is capable of evaluating the merits and risks of its investment in the Reorganized Debtor and has the capacity to protect its own interests.

                  (c) Such Plan Investor is acquiring its portion of the Plan Investors' Shares for its own accounts for investment only, and not with a view towards their distribution.

                  (d) Such Plan Investor represents that it is an accredited investor within the meaning of Regulation D under the Securities Act.

                  (e) Such Plan Investor acknowledges and agrees that it shall hold its portion of the Plan Investors' Shares indefinitely unless such Plan Investors' Shares are subsequently registered under the Securities Act or an exemption from such registration is available and such shares are sold or otherwise transferred or otherwise disposed of in accordance therewith. Such Plan Investor is aware of the provisions of Rule 144 promulgated under the Securities Act as in effect from time to time.

                  (f) ESL is a Delaware corporation, whose office is located at One Lafayette Place, Greenwich, CT 06830. Third Avenue is a Delaware business trust, whose office is located at 767 Third Avenue, Fifth Floor, New York, NY 10017. After February 21, 2002, Third Avenue's office will be located at 622 Third Avenue, Thirty-Second Floor, New York, NY 10017.

                                  ARTICLE VI.

                                   COVENANTS

                  Section 6.1. Conduct of Business Pending the Closing. Except as otherwise expressly contemplated by this Agreement and the Plan or any of the other Transaction Documents or as consented to by the Plan Investors in writing or as required by the Bankruptcy Code, during the period from the date of this Agreement through and including the Closing Date, the Company shall, and shall cause each of its Subsidiaries to, conduct its operations and business in the Ordinary Course of Business, including, without limitation, paying its vendors, trade creditors and other creditors in a manner consistent with the Business Plan. Without limiting the generality of the foregoing, the Company shall not, and shall not permit any of its Subsidiaries to:

                  (a) amend its charter, bylaws or other comparable organizational documents other than in accordance with this Agreement or amend or waive any provisions of the Transaction Documents;

                  (b) acquire any "business", as defined in Rule 3-05(a)(2) of Regulation S-X (whether by merger, consolidation, purchase of assets or otherwise) or acquire any, or increase any existing, equity interest in any person not a Subsidiary (whether through a purchase of stock, establishment of a joint venture or otherwise), except in connection with the disposition of any item referenced in Section 6.1(d) of the Company Disclosure Schedule;

                  (c) assume or reject any material executory contract or unexpired lease to which the Plan Investors have filed a written objection which has not been withdrawn by the date of entry of the order authorizing the assumption or rejection of such contract or lease;

                  (d) other than the items set forth in Section 6.1(d) of the Company Disclosure Schedule and other than in connection with the Store Closing Program, (i) sell, exchange, license or otherwise dispose of any of its real properties or other material assets, except for sales of inventory in the Ordinary Course of Business, (ii) enter into any new joint ventures or similar projects, (iii) enter into any new real estate development projects, (iv) enter into any new licenses, leases or other material agreements or understandings other than in the Ordinary Course of Business or (v) mortgage any of its real properties or other assets except for Permitted Encumbrances; provided that nothing set forth in this Section 6.1(d) shall prevent the Company from (i) entering into licenses, leases or subleases for which the Company is the licensor, lessor or sublessor, respectively, or (ii) transferring real property in connection with condemnation proceedings and easement agreements in the Ordinary Course of Business.

                  (e) except as set forth in Section 6.1(e) of the Company Disclosure Schedule, change its methods of accounting, except as required by changes in GAAP; or change any of its methods of reporting income and deductions for federal income tax purposes from those employed in the preparation of the federal income tax returns for the taxable year ended January 30, 2002, and except for future amendments of those tax returns to correct immaterial mistakes or as required by changes in law or regulation or as may be required in connection with the Bankruptcy Cases;

                  (f) (i) incur any additional indebtedness, except as permitted by the DIP Financing Facility, or (ii) make any loans, advances or capital contributions to, or investments in, any Person (excluding any Subsidiary), except as permitted by the DIP Financing Facility;

                  (g) except as set forth on Section 6.1(g) of the Company Disclosure Schedule, (i) terminate the employment of any executive officer of the Company other than for cause, or (ii) except pursuant to agreements in effect on the date hereof (A) enter into any new employment agreement with any existing director or executive officer without the consent of the Plan Investors, which consent shall not be unreasonably withheld, (B) grant to any current or former director or executive officer of the Company or its Subsidiaries any increase in compensation, bonus or other benefits (other than increases in base salary in the Ordinary Course of Business or arising due to a promotion or other change in status and consistent with generally applicable compensation practices), (C) grant to any such current or former director, executive officer or other employee any increase in severance or termination pay, except in connection with the Store Closing Program, (D) amend, adopt or terminate any employment, deferred compensation, severance, termination or indemnification agreement with any such current or former director, executive officer or employee, except in connection with the Store Closing Program, or (E) amend, adopt or terminate any employee benefit plan, except as may be required to retain qualification of any such plan under Section 401(a) of the Code and except for the adoption of one or more severance plans in connection with the Store Closing Program;

                  (h) enter into any new agreement or amend any existing agreement containing a non-competition, geographical restriction or similar covenant, in each case in a manner materially adverse to the Plan Investors or the Reorganized Debtor; or

                  (i) agree to take any of the foregoing actions.

                  Section 6.2. No Solicitation of Alternative Proposals. (a) Except as otherwise expressly provided by this Section 6.2 and except and only to the extent that the Board of Directors determines in good faith that it is necessary or desirable to authorize such actions in connection with the administration of the Bankruptcy Cases or that it is required to authorize such actions to comply with its fiduciary duties under any applicable Law, including the Bankruptcy Code, from and after the date of this Agreement until the earlier of (x) the Closing Date and (y) the termination of this Agreement in accordance with section 8.1, the Company shall not authorize, and shall not permit any of its Subsidiaries or any of the Company's or the Subsidiaries' directors, officers, employees, representatives, agents and advisors (including any investment banker, financial advisor, attorney, accountant or other representative retained by any of them or acting on their behalf) (all such Persons, "Representatives"), directly or indirectly, to (i) solicit, initiate, or take any other action designed to solicit a proposal or offer for a restructuring transaction or a plan of reorganization, merger, consolidation, transfer or exchange of shares, issuance of equity securities (or securities convertible into equity securities), debt refinancing, sale of a material portion of the assets of the Debtors (except in connection with the Store Closing Program and with respect to the items described in Section 6.1(d) of the Company Disclosure Schedule) or similar transaction involving the Debtors (collectively, an "Alternative Proposal"), (ii) participate in any discussions or negotiations regarding any Alternative Proposal, (iii) enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Alternative Proposal or (iv) subject to the following sentence, furnish any nonpublic information. Notwithstanding anything to the contrary that may be set forth in the foregoing, none of the Company or any of its Representatives will be precluded from providing information to, or discussing and negotiating with, any Person that has after the date hereof notified the Company in an unsolicited writing that it is considering making, or has made in writing an unsolicited bona fide Alternative Proposal or has notified the Company prior to the date hereof that it is considering making or has made a bona fide Alternative Proposal so long as the Company and its Representatives are not in violation of this Section 6.2. In addition, so long as the Company and its Representatives are not in violation of this Section 6.2, none of the Company or any of its Representatives will be precluded from executing an agreement providing for an Alternative Proposal or recommending any such Alternative Proposal to the creditors of the Company, if in the good faith opinion of the Board of Directors (in consultation with its financial advisors and outside legal counsel) such Alternative Proposal provides a higher transaction value or is otherwise more favorable to the Company than and its creditors the transactions contemplated by this Agreement and that the Board of Directors reasonably believes in good faith (after consultation with outside legal counsel) that the failure to authorize such actions would be inconsistent with its fiduciary duties under any applicable Law, including the Bankruptcy Code; provided that no such action shall be authorized unless (i) the Company shall have delivered the notice with respect to such Alternative Proposal to the Plan Investors pursuant to Section 6.2(b) and (ii) the Plan Investors do not, within five (5) Business Days of receipt of such notice, make an offer to revise the transactions contemplated by this Agreement that in the good faith opinion of the Board of Directors (in consultation with its financial advisors and outside legal counsel) provides an equal or higher transaction value or is otherwise more favorable to the Company and its creditors than the Alternative Proposal. No Person considering making an Alternative Proposal shall be provided non-public information by the Company unless such Person has executed a customary confidentiality agreement; provided that such confidentiality agreement shall not prohibit the Company from delivering any notice required by Section 6.2(b).

                  (b) The Company shall notify the Plan Investors promptly (and in no event later than seventy-two (72) hours) after (i) receipt by the Company of (A) any written or oral indication from any Person that informs the Company that such Person is considering making an Alternative Proposal or (B) any Alternative Proposal or (ii) the delivery by the Company of any non-public information in connection with an Alternative Proposal or the granting of access by the Company to the properties, books or records of the Company to any Person that informs the Company that it is considering making, or has made an Alternative Proposal. Such notice shall be made in writing and shall indicate the identity of the offeror and shall also indicate all the material terms and conditions of such proposal, inquiry or contract.

                  (c) Notwithstanding any other provision of this Agreement, the Company agrees that it will not (i) enter into any definitive agreement, letter of intent or agreement in principle relating to an Alternative Proposal unless such definitive agreement, letter of intent or agreement in principle shall provide for an obligation by the Company to pay any portion of the Commitment Fee, not theretofore paid to the Plan Investors pursuant to and in accordance with Section 8.2 or (ii) consummate any Alternative Proposal unless there shall be paid any portion of the Commitment Fee, not theretofore paid to the Plan Investors, pursuant to and in accordance with Section 8.2.

                  Section 6.3. Cooperation; Access to Information. (a) From the date hereof through the earlier of termination hereof and the Effective Date of the Plan, the Company shall, and shall cause each of its Subsidiaries and, to the extent any other Person is controlled directly or indirectly by the Company, each such other Person to, give ESL and its agents, attorneys, accountants, and representatives, reasonable, non-exclusive access, during normal business hours upon reasonable notice, to the books, contracts, records and other documents, and personnel of the Company, its Subsidiaries and such other Persons; provided, however, that none of the foregoing shall unreasonably interfere with the conduct of business of the Debtors, their Subsidiaries, or such other Persons; provided, further, that, subject to Section 6.3(f) hereof, ESL shall be required, if requested by Third Avenue, to disclose any information furnished or obtained pursuant to this Section 6.3(a) to Third Avenue and its agents, attorneys, accountants, and representatives, so long as they have a confidentiality agreement containing terms and conditions substantially similar to those set forth in Section 6.3(f) with respect to such information.

                  (b) From the date hereof through the earlier of termination hereof and the Effective Date of the Plan, the Company shall use its reasonable commercial efforts to cause its independent certified public accountants and the independent certified public accountants of each of its Subsidiaries and, to the extent any other Person is controlled directly or indirectly by the Company, of each such other Person, to afford ESL and its agents, attorneys, accountants, and representatives, reasonable access to the audit work papers and other records of each such firm relating to the Company, its Subsidiaries and any of such Persons, subject to ESL executing any agreement reasonably required by the certified public accountants of the Company or its Subsidiaries.

                  (c) The Company and ESL agree to cooperate fully in facilitating the access provided for under this Agreement in accordance with mutually acceptable procedures, which procedures shall require, among other things, that all requests for such access: (i) be made to the President and Chief Executive Officer of the Company or such other person as the Company may designate in writing to ESL, and (ii) specify the representatives of ESL to whom such access is to be provided and the scope and nature of the access requested. Further, the Company shall be permitted to have any of its representatives present during any requested meetings or discussions.

                  (d) The preceding subsections of this Section 6.3 shall not require the disclosure of any information if, in the Company's reasonable determination (after consultation with counsel), such information is reasonably believed to be (i) subject to an attorney-client or work product privileges and disclosure would result in the loss of such privileges or (ii) subject to a binding confidentiality agreement entered into as of the date hereof and disclosure would cause a breach of such confidentiality agreement. The Company will use its commercially reasonable efforts, including commercially reasonable efforts to obtain appropriate consents or waivers under any confidentiality agreement, to disclose all such information requested by ESL. In the case that attorney-client or work product privileges apply, the parties shall use their commercially reasonable efforts to make appropriate substitute disclosure arrangements.

                  (e) Between the entry of the approval order and the earlier of termination hereof and the Effective Date of the Plan:

                           (i) The Company's senior management shall meet with ESL's representatives weekly (or as otherwise reasonably requested by ESL) to inform the Plan Investors of pending or proposed transactions (including claim resolutions) involving the Company, its Subsidiaries or any other Person controlled by the Debtor which could have a material effect on the assets or liabilities of the Company, any of its Subsidiaries or any such controlled Person.

                           (ii) The Company shall serve copies of all pleadings it files in the Bankruptcy Cases upon ESL.

                  (f) Each Plan Investor shall, and shall cause each of its agents, attorneys, accountants, and representatives to keep strictly confidential all nonpublic, confidential and/or proprietary information provided, or caused to be provided, by the Company pursuant to this Section 6.3 ("Company Confidential Information"); provided, however, that no Plan Investor shall be required to keep confidential any information that (i) (A) was previously available to it on a non-confidential basis or by virtue of it being a member of an official committee in the Bankruptcy Cases; provided, however, that any information made available to a Plan Investor in its capacity as a member of a statutory committee shall be kept confidential as may be required pursuant to agreements between such statutory committees and the Company, (B) was at the time of its disclosure, or thereafter became, generally available to the public other than as a result of a disclosure by any Plan Investor or any of its respective agents, attorneys, accountants, and representatives, (C) was available to the Plan Investor on a non-confidential basis from a source other than the Company or its Representatives, provided that such source was not in breach of any obligation of confidentiality to the Company or (D) has been independently acquired or developed by any Plan Investor without the use of, and is not derived from, any Company Confidential Information or (ii) is required to be disclosed pursuant to applicable Law. In the event that any Plan Investor or any of its agents, attorneys, accountants, and representatives is requested pursuant to, or required by, Law to disclose any such Company Confidential Information, such Plan Investor will provide the Company with prompt prior written notice of such request or requirement in order to enable the Company to
(x) seek an appropriate protective order or other appropriate remedy (and if the Company seeks such order, such Plan Investor will provide, at the Company's sole expense, such cooperation as the Company shall reasonably request) or (y) in its sole discretion, waive compliance with the terms of this Section 6.3. In the event that such protective order or other remedy is not obtained, or the Company waives compliance with the terms of this Section 6.3, only that portion of such Company Confidential Information may be disclosed as the Plan Investor is advised by counsel is legally required to be disclosed and the Plan Investor will use its commercially reasonable efforts to ensure that all such Company Confidential Information so disclosed will be accorded confidential treatment.

                  Section 6.4 Further Actions; Reasonable Efforts. Without waiving any right to terminate this Agreement under Section 8.1, upon the terms and subject to the conditions hereof, each of the parties agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by the Transaction Documents, including without limitation (i) the obtaining of all Governmental Requirements, (ii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging any of the Transaction Documents or the consummation of the transactions contemplated thereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity or any restraint vacated or reversed, and (iii) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, the Transaction Documents.

                  Section 6.5. Use of Proceeds. The proceeds received by the Reorganized Debtor in respect of the Investment shall be used by the Reorganized Debtors in accordance with the Plan to fund the cash distribution to Prepetition Lenders pursuant to the Plan.

                  Section 6.6. Restructuring. The Company shall, and shall cause each of its Subsidiaries to, in coordination with the Plan Investors, use its reasonable best efforts to restructure the capitalization of the Company and its Subsidiaries pursuant to the Plan (the "Restructuring"). In furtherance of, and without limiting the generality of the foregoing, the Company and its Subsidiaries that are Debtors shall, as promptly as practicable, (i) file the Plan and related Disclosure Statement, the material provisions of which Disclosure Statement shall be in form and substance reasonably acceptable to the Plan Investors, with the Bankruptcy Court, (ii) seek to obtain an order of the Bankruptcy Court approving the Disclosure Statement (the "Disclosure Statement Approval Order"), (iii) file a motion with the Bankruptcy Court seeking the Commitment Fee Order and (iv) seek to obtain the Confirmation Order with respect to the Plan which shall provide, among other things, (x) that the issue and sale of the New Common Shares pursuant to this Agreement or to be otherwise outstanding or subject to issuance upon completion of the Restructuring shall at the time of their issuance be duly authorized and validly issued and outstanding, fully paid and nonassessable, and free and clear of any Encumbrances of any kind, (y) an express finding that each Plan Investor has acted in good faith in connection with the Bankruptcy Cases, the Plan and the Restructuring, and (z) that the issuance of the New Common Shares to creditors as contemplated by the Plan is exempt from registration under the Securities Act.

                  Section 6.7. Registration Rights Agreement. Effective as of the Closing, the Reorganized Debtor shall enter into the Registration Rights Agreement, in form and substance reasonably acceptable to the Plan Investors, for the benefit of the Plan Investors.

                  Section 6.8. Corporate Governance. Pursuant to the Plan, immediately prior to the Closing, the Company shall cause the resignation of each member of the Board of Directors. The Board of Directors of the Reorganized Debtor shall consist of nine members. One member of senior management of the Reorganized Debtors will serve on the initial Board of Directors of the Reorganized Debtor, as designated in the Plan. The other board members shall consist of (i) four directors selected by the Plan Investors, at least one of whom shall not be an officer or employee of any of the Plan Investors or a family member of any of the foregoing, (ii) two directors selected by the FIC neither of which shall be an officer or employee of ESL or a family member thereof and (iii) two directors to be selected by the UCC; provided that the Board of Directors, collectively, including any required committee thereof, shall comply with any other qualification, experience and independence requirements under applicable Law, including the Sarbanes-Oxley Act of 2002 and the rules then in effect of the stock exchange or quotation system (including the benefit of any transition periods available under applicable Law) on which the New Common Shares are listed or are anticipated to be listed, when such shares are listed following the Closing.

                  Section 6.9. Releases. The Company shall use its reasonable best efforts to ensure that the Plan and Confirmation Order shall provide, among other things, that the directors, officers, advisors, attorneys, investment bankers and agents of each Plan Investor and each of their respective Affiliates, members, managers, stockholders, partners, representatives, employees, attorneys and agents are fully, completely and unconditionally released from any and all claims related to the Company, its Subsidiaries and Affiliates, its business, its governance, its securities disclosure practices, the purchase or sale of any of the Company's equity or debt securities, or the Restructuring.

                  Section 6.10. Payment of Plan Investors' Expenses. On the date on which the Bankruptcy Court enters the Commitment Fee Order, the Company shall reimburse ESL for all of the reasonable out-of-pocket costs and expenses of the Plan Investors, including the fees and reasonable expenses of advisors, accountants, attorneys, consultants and other parties that the Plan Investors have engaged to assist them in connection with the Bankruptcy Cases, actually incurred by the Plan Investors in connection with the evaluation, due diligence, negotiation and consummation of the Plan, this Agreement, the Restructuring, the other Transaction Documents and the transactions contemplated hereby and thereby (collectively, "Expenses"); provided that in no event shall the amount that the Company is obligated to pay ESL on the date of the entry of the Commitment Fee Order exceed two million dollars ($2,000,000); and provided, further that any such amount shall be repaid by ESL if this Agreement is terminated pursuant to Sections 8.1(d)(ii) or 8.1(g). At or prior to the earlier of (x) the Closing and
(y) the date on which this Agreement is terminated pursuant to Article VIII (other than pursuant to Sections 8.1(d)(ii) or 8.1(g)), the Company shall pay to ESL an amount in dollars equal to the excess of (i) its Expenses over (ii) any amount already paid to ESL on the date of the entry of the Commitment Fee Order pursuant to the previous sentence; provided that in no event shall the aggregate Expenses that the Company is obligated to pay under this Section exceed five million dollars ($5,000,000). ESL hereby agrees to reimburse Third Avenue for up to forty thousand dollars ($40,000) of its reasonable out-of-pocket costs and expenses, including the fees and reasonable expenses of attorneys, actually incurred by Third Avenue in connection with the evaluation and negotiation of this Agreement, but only if and to the extent that the Company shall have paid ESL the Expenses of the Plan Investors pursuant to this Section and ESL shall not have been obligated to repay those Expenses to the Company under this Section or any other section of this Agreement.

                  Section 6.11. Notification of Certain Matters. From the date hereof through the Closing, each party hereto shall give prompt notice to the other parties hereto of the occurrence, or failure to occur, of any event the occurrence or failure of which shall have caused any of such party's representations or warranties contained in this Agreement to be untrue or inaccurate in any material respect or of any condition not satisfied for purposes of satisfying the conditions set forth in Section 7.1 hereof; provided, however, that no such notification shall be deemed for any purpose under this Agreement to permit such party to alter or amend such party's representations and warranties contained herein.

                  Section 6.12. Information. (a) Between the date hereof and the Closing Date, the Plan Investors shall notify the Company promptly after any Plan Investor purchases, or enters into an agreement to purchase, additional shares of common stock, Preferred Obligations or prepetition claims of the Company.

                  (b) Between the date hereof and the Closing, the Plan Investors shall comply with reasonable requests from the Company for information concerning the Plan Investors related to preparation of the Plan or the Disclosure Statement.

                  Section 6.13. Transfer Restrictions. ESL agrees that, from the Closing Date until the earlier of (i) the first anniversary of the Closing Date and (ii) the date on which all of the Non-Lender Unsecured Claims are reconciled, it will not in any transaction or series of transactions sell, transfer or otherwise dispose of (other than to any other Plan Investor or to any Affiliate thereof, provided such Affiliate shall agree to be bound by the terms of this Agreement) more than twenty percent (20%) in aggregate of the New Common Shares issued to it pursuant to the terms and conditions of this Investment Agreement, other than in connection with a sale of the Reorganized Debtor in its entirety. The Plan Investors agree that, prior to the earlier of the Closing Date and the date this Agreement is terminated, the Plan Investors shall not transfer or sell (other than to any Plan Investor or any Affiliate thereof, provided such Affiliate shall agree to be bound by the terms of this Agreement) any Prepetition Credit Agreement Obligations or Prepetition Note Claims held by such Plan Investor.

                  Section 6.14. ESL Option. (a) From and after the date hereof until the second anniversary of the Closing, ESL shall have an unconditional and irrevocable right (the "ESL Option"), exercisable, in its sole discretion, at any time and in one or more tranches, prior to the second anniversary of the Closing, to purchase from the Reorganized Debtor an aggregate number of New Common Shares not to exceed the Maximum Optioned Shares at a price per share equal to 130% of the Share Price (the "Option Price").

                  (b) The "Maximum Optioned Shares" shall mean the number of New Common Shares (rounded up to the nearest whole number) equal to the quotient obtained by dividing (x) eighty-six million dollars ($86,000,000) by (y) the Option Price, adjusted by customary antidilution protections.

                  Section 6.15. Company Call. (a) At the Closing, the Company shall have an unconditional and irrevocable right (the "Initial Company Call"), exercisable in its sole discretion, to require ESL to purchase from the Reorganized Debtor a note (the "Initial Called Note") in an aggregate principal amount equal to the lesser of (i) sixty million dollars ($60,000,000) (the "Maximum Company Call Amount"), and (ii) the excess, if any, of (A) one billion five hundred forty five million dollars ($1,545,000,000) over (B) (i) the Company's Liquidity (as hereinafter defined) at Closing, reduced by (ii) the amount of all payments and distributions to be made on the Effective Date of the Plan or required to be paid in respect of prepetition and/or priority claims (other than priority claims in respect of postpetition trade payables) pursuant to the Plan, at a purchase price equal to the principal amount of such note. For purposes hereof, (i) "Liquidity" shall mean, at any time, Excess Availability at such time plus the Cash Balance at such time and (ii) "Cash Balance" shall mean, at any time, the aggregate amount of the Company's and its Subsidiaries unrestricted cash, cash equivalents and short term investments at such time, calculated in the manner consistent with the Business Plan (but exclusive of cash necessary for store operations, which amount is agreed to be equal to three hundred million dollars ($300,000,000)). The Initial Called Note and any Subsequent Called Note (as hereinafter defined) shall have the terms set forth in Exhibit C hereto.

                  (b) In the event that the Reorganized Debtors determine during the 90 day period following the Closing that the aggregate amount of payments required to be made pursuant to the Plan in respect of prepetition and/or priority claims (other than priority claims in respect of postpetition trade payables) are or will be in excess of those actually paid at the Closing (such excess, the "Excess Distributions"), the Reorganized Debtor shall have an unconditional and irrevocable right, in its sole discretion, to require ESL to purchase from the Reorganized Debtor a note (the "Subsequent Called Note," and, together with the Initial Called Note, the "Called Notes"), which Subsequent Called Note shall be in an aggregate principal amount equal to the lesser of (1) the excess, if any, of (A) one billion five hundred forty five million dollars ($1,545,000,000) over (B)(i) the Company's Liquidity at Closing (after giving effect to all payments and borrowings made at Closing other than in respect of postpetition trade payables), reduced by (ii) the amount of any Excess Distributions, and (2) the excess, if any, of the Maximum Company Call Amount over the principal amount of the Initial Called Note, at a purchase price equal to the principal amount of such note, it being agreed that the aggregate of the principal amounts of the Initial Called Note and the Subsequent Called Note, if either or both shall be issued, shall not exceed the Maximum Company Call Amount.

                                  ARTICLE VII

                                   CONDITIONS

                  Section 7.1. Conditions to the Plan Investors' Obligations. The obligation of each of the Plan Investors to consummate the transactions contemplated hereby with respect to the Investment shall be subject to the satisfaction at or prior to the Closing of each of the following conditions; provided, however, that ESL may, in its sole and absolute discretion, waive any or all of the following conditions (other than (a), (b) and (i), and purchase the New ESL Shares, in which event Third Avenue Funds shall be required to purchase the New Third Avenue Shares.

                  (a) HSR Approval. The applicable waiting period (and any extension thereof) under the HSR Act, relating to the transactions contemplated by the Transaction Documents shall have been terminated or shall have expired.

                  (b) No Injunction. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction (each, a "Restraint") preventing consummation of any of the transactions contemplated hereby shall be in effect.

                  (c) Representations and Warranties. The representations and warranties of the Company set forth in this Agreement shall be true and correct as of the Closing Date as though made on the Closing Date (or, if made as of a specified date, as of such date), except to the extent that all such failures of such representations and warranties to be true and correct taken together shall not result or be reasonably expected to result in a Material Adverse Effect and shall not prevent or materially impair the ability of the Company to consummate the transactions contemplated hereby, except with respect to the representations and warranties set forth in Section 4.8, which shall be true and complete in all respects, and the Plan Investors shall have received a certificate to such effect signed on the Closing Date on behalf of the Company by its respective Chief Executive Officer and Chief Financial Officer in their corporate (not personal) capacities as such, in form and substance reasonably satisfactory to the Plan Investors, to the foregoing effect. Said representations and warranties shall not survive the Closing and the signatories to any closing certificate shall have no personal liability for any of the representations and warranties or as a result of signing such certificate.

                  (d) Performance of Obligations. The Company shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing and the Company shall have delivered to the Plan Investors at the Closing a certificate signed by its Chief Executive Officer and Chief Financial Officer, dated the Closing Date, in form and substance reasonably satisfactory to the Plan Investors, to the foregoing effect and such signatories shall have no personal liability as a result of signing such certificate.

                  (e) Transaction Documents. Each of the parties to the Transaction Documents (other than the Plan Investors) shall have executed and delivered to the Plan Investors, in form and substance reasonably acceptable to the Plan Investors, the applicable Transaction Documents and such Transaction Documents shall constitute the legal, valid and binding obligation of the Reorganized Debtor (or other Reorganized Debtors, as the case may be).

                  (f) Financing. The Exit Financing Facility shall be in full force and effect, there shall exist no material breach of or default under the Exit Financing Facility, and any and all fees and expenses paid or payable to any commercial bank or any other financial institution in connection with the Exit Financing Facility shall be as provided in the Commitment Letter and related side letters or for amounts otherwise reasonably acceptable to the Plan Investors.

                  (g) Excess Liquidity. As of the Closing, after giving effect to all payments and distributions to be made on the Effective Date of the Plan or required to be paid in respect of administrative and priority claims pursuant to the Plan, the Reorganized Debtors shall have Liquidity of at least one billion, two hundred fifty million dollars ($1,250,000,000) and Adjusted Excess Availability of at least five hundred eighty-nine million dollars ($589,000,000) and the Company shall have delivered to the Plan Investors at the Closing a certificate signed by its Chief Executive Officer and Chief Financial Officer, dated the Closing Date, in form and substance reasonably satisfactory to the Plan Investors, to the foregoing effect and such signatories shall have no personal liability as a result of signing such certificate.

                  (h) Plan. All conditions precedent to the effectiveness of the Plan (other than those relating to the Closing hereunder) shall have been satisfied or waived.

                  (i) Bankruptcy Cases. The Plan, in form and substance satisfactory to the Plan Investors, shall have been approved by the Bankruptcy Court pursuant to the Confirmation Order and shall have an Effective Date no later than May 30, 2003.

                  Section 7.2. Conditions to the Obligations of the Company. The respective obligation of the Company to consummate the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing of each of the following conditions:

                  (a) HSR Approval. The applicable waiting period (and any extension thereof) under the HSR Act, relating to the transactions contemplated by the Transaction Documents shall have been terminated or shall have expired.

                  (b) No Injunction. No Restraint preventing consummation of any of the transactions contemplated hereby shall be in effect.

                  (c) Plan. All conditions precedent to the effectiveness of the Plan (other than those relating the Closing hereunder) shall have been satisfied or waived.

                  (d) Representations and Warranties. The representations and warranties of each of the Plan Investors set forth in this Agreement shall be true and correct as of the Closing Date as though made on the Closing Date (or, if made as of a specified date, as of such date) except to the extent that all such failures of such representations and warranties to be true and correct shall not have a material adverse effect on the ability of the Plan Investors, taken together, to consummate the transactions contemplated hereby, and the Company shall have received certificates to such effect signed on the Closing Date on behalf of each of the Plan Investors by their respective Chief Executive Officers and Chief Financial Officers in their corporate (not personal) capacities as such, in form and substance reasonably satisfactory to the Company, to the foregoing effect. Said representations and warranties shall not survive the Closing and the signatories to any closing certificate shall have no personal liability for any of the representations and warranties or as a result of signing such certificate.

                  (e) Performance of Obligations. Each of the Plan Investors shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing and each of the Plan Investors shall have delivered to the Company at the Closing a certificate signed by their respective Chief Executive Officer and Chief Financial Officer, dated the Closing Date, in form and reasonably substance satisfactory to the Company, to the foregoing effect. Such signatories having no personal liability as a result of signing such certificate.

                                  ARTICLE VIII

                                   TERMINATION

                  Section 8.1. Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing Date notwithstanding the fact that any requisite authorization and approval of the transactions contemplated hereby shall have been received and no party hereto shall have any liability to any other party hereto as a result of its invoking its rights to terminate this Agreement pursuant to this Section (provided that any such termination shall not relieve any party from liability for a breach of any provision hereof prior to such termination nor shall it terminate the Company's obligations under this Article VIII nor eliminate the liability of any Breaching Plan Investor):

                  (a) by the mutual written consent of ESL and the Company;

                  (b) by ESL if: (i) the Closing has not occurred by May 30, 2003 or (ii) there shall be any Law that makes consummation of the purchase of the New Common Shares hereunder illegal or otherwise prohibited or if any court of competent jurisdiction or Governmental Entity shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the purchase of the New Common Shares hereunder and such order, decree, ruling or other action shall have become final and non-appealable;

                  (c) by ESL, (i) if the Board of Directors withdraws or changes its recommendation of this Agreement in a manner materially adverse to the Plan Investors, (ii) if the Board of Directors recommends an Alternative Proposal or
(iii) if the Company enters into a written agreement or letter of intent or agreement in principle providing for any Alternative Proposal;

                  (d) (i) by ESL, if the Company shall be in breach of its obligations hereunder such that the conditions to the obligations of the Plan Investors set forth in Section 7.1 will not be satisfied at or prior to the Closing, and such failure cannot be or has not been cured within twenty (20) Business Days after the giving of written notice to the Company and the other Plan Investors; and (ii) by the Company, if the Plan Investors shall be in breach of their obligations hereunder such that the conditions to the obligations of the Company set forth in Section 7.2 will not be satisfied at or prior to the Closing, and such failure cannot be or has not been cured within twenty (20) Business Days after the giving of written notice to the Plan Investors;

                  (e) by ESL, if (i) the Disclosure Statement Approval Order has not been entered on or prior to February 28, 2003, in form and substance reasonably acceptable to the Plan Investors, (ii) the Commitment Fee Order has not been entered on or prior to February 28, 2003, in form and substance reasonably acceptable to the Plan Investors, or (iii) the Confirmation Order has not been entered on or prior to May 16, 2003, in form and substance reasonably acceptable to the Plan Investors; provided that in the case of (i) or (ii) ESL shall be deemed to have waived such termination right if it does not exercise such right within five (5) Business Days of the applicable date;

                  (f) by the Company, if (i) the Board of Directors determines in good faith that termination of this Agreement is necessary in order for the Company to accept any Alternative Proposal, or (ii) the Bankruptcy Court has ordered the Company to terminate this Agreement in order to accept any Alternative Proposal; provided that the Company shall have the right to terminate this Agreement pursuant to clause (i) above only if it has complied in all material respects with the provisions of Section 6.2(a), and shall acknowledge its obligation to comply with the requirements of Section 8.2 relating to any required payment (including the timing of any payment) of the Commitment Fee;

                  (g) by the Company pursuant to Section 3.3.

                  Section 8.2. Commitment Fee.

                  Commitment Fee. Unless (a) the Plan Investors are in material breach of their obligations hereunder as determined in a final order by the Bankruptcy Court or (b) this Agreement has previously been terminated in accordance with its terms (except under clause (iii) below), ESL shall be entitled to receive, and the Company shall pay to ESL for the benefit of the Plan Investors, the Commitment Fee no later than the earlier to occur of (i) May 30, 2003, (ii) the Effective Date of the Plan, and (iii) the date of termination of this Agreement by ESL under Section 8.1(c), or by the Company under Section 8.1(f).

                  (a) The Company acknowledges and agrees that (i) the payment of the Commitment Fee is an integral part of the transaction contemplated by this Agreement, (ii) in the absence of the Company's obligation to pay the Commitment Fee, the Plan Investors would not have entered into this Agreement and (iii) time is of the essence with respect to the payment of the Commitment Fee.

                  (b) The Plan Investors acknowledge and agree that ESL shall be entitled to receive 87.8% of the Commitment Fee and that Third Avenue shall be entitled to receive 12.2% of the Commitment Fee.

                                   ARTICLE IX

                                  MISCELLANEOUS

                  Section 9.1. Governing Law. This Agreement shall be governed by, and construed in accordance with, the internal and substantive Laws of the State of Delaware without giving effect to conflicts of law principles thereof.

                  Section 9.2. Jurisdiction; Forum; Service of Process; Waiver of Jury Trial. With respect to any suit, action or proceeding ("Proceeding") arising out of or relating to this Agreement each of the Company and the Plan Investors hereby irrevocably:

                  (a) submits to the exclusive jurisdiction of the courts of the State of Illinois and of the United States of America, in each case located in Cook County (the "Selected Courts"), including the Bankruptcy Court, for any Proceeding arising out of or relating to this Agreement or the other Transaction Documents and the transactions contemplated hereby and thereby (and agrees not to commence any Proceeding relating hereto or thereto except in such courts) and waives any objection to venue being laid in the Selected Courts whether based on the grounds of forum non conveniens or otherwise; provided that each of the Company and the Plan Investors hereby irrevocably submits to the exclusive jurisdiction of the Bankruptcy Court for so long as the Bankruptcy Cases are pending;

                  (b) consents to service of process in any Proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, or by recognized international express carrier or delivery service, to the Company or the Plan Investors at their respective addresses referred to in Section 9.5 hereof; provided, however, that nothing herein shall affect the right of any party hereto to serve process in any other manner permitted by law; and

                  (c) waives, to the fullest extent permitted by law, any right it may have to a trial by jury in any Proceeding directly, or indirectly arising out of, under or in connection with this Agreement or the other Transaction Documents.

                  Section 9.3. Successors and Assigns. Except as otherwise provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors by operation of law and permitted assigns of the parties hereto. No assignment of this Agreement may be made by any party at any time, whether or not by operation of law, without the other parties' prior written consent; provided, however, that, any (i) transfer of New Common Shares permitted hereunder (other than transfers between and among the Plan Investors or their respective Affiliates) shall not entitle the transferee to the rights of the transferring Plan Investor under this Agreement and (ii) any Plan Investor shall be permitted to assign it rights and obligations under this Agreement to another Plan Investor or any of their respective Affiliates, in each case without the consent of any other party hereto; provided that no such assignment shall relieve the Plan Investor from its obligations under this Agreement. Only the parties to this Agreement or their permitted assigns shall have rights under this Agreement.

                  Section 9.4. Entire Agreement; Amendment. This Agreement (including the Exhibits and Schedules attached hereto) and the other Transaction Documents constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and supersedes all prior agreements relating to the subject matter hereof. Except as expressly provided herein, neither this Agreement nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument signed by the Company and by the Plan Investors. No waiver of any of the provisions of this Agreement shall be deemed to or shall constitute a waiver of any other provision hereof (whether or not similar). No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof. The Company and the Plan Investors acknowledge and agree that nothing herein shall prohibit the Plan Investors from acquiring any further claims against the Debtors or any interest in such claims. After the Effective Date, in the event that any terms of this Agreement conflict with any terms of the Plan, the terms of the Plan shall control.

                  Section 9.5. Notices. All notices, requests, consents and other communications hereunder to any party shall be deemed to be sufficient if contained in a written instrument delivered in person or sent by telecopy, nationally recognized overnight courier or first class registered or certified mail, return receipt requested, postage prepaid, addressed to such party at the address set forth below or such other address as may hereafter be designated in writing by such party to the other parties:

                           (i) if to the Company or to any Subsidiary that is a Debtor:

                                    Kmart Corporation, et al.
                                    3100 West Big Beaver Road
                                    Troy, MI  48084
                                    Fax:   (248) 637-4858
                                    Attn:  General Counsel

                                    with a copy to:

                                    Skadden, Arps, Slate, Meagher & Flom
                                    (Illinois)
                                    333 West Wacker Drive
                                    Chicago, IL 60606-1285
                                    Fax:   (312) 407-8501
                                    Attn:  John Wm. Butler, Jr., Esq.

                                    and

                           (ii)     if to ESL, to:

                                    ESL Investments, Inc.
                                    One Lafayette Place
                                    Greenwich, CT 06830
                                    Fax:    (203) 861-0115
                                    Attn:  Edward S. Lampert
                                    with a copy to:

                                    Wachtell, Lipton, Rosen & Katz
                                    51 West 52nd Street
                                    New York, NY  10019
                                    Fax:   (212) 403-2000
                                    Attn:  Scott K. Charles, Esq.

                           (iii) if to Third Avenue, on or before February 21, 2003, to:

                                    Third Avenue Trust
                                    767 Third Avenue
                                    5th Floor
                                    New York, NY  10017
                                    Fax:   (212) 888-6704
                                    Attn:  Brandon Stranzl

                                    and after February 21, 2003, to:

                                    Third Avenue Trust
                                    622 Third Avenue
                                    32nd Floor
                                    New York, NY  10017
                                    Fax:    (212) 888-6704
                                    Attn:   Brandon Stranzl

All such notices, requests, consents and other communications shall be deemed to have been given or made if and when delivered personally or by overnight courier to the parties at the above addresses or sent by electronic transmission, with confirmation received, to the telecopy numbers specified above (or at such other address or telecopy number for a party as shall be specified by like notice). Any notice delivered by any party hereto to any other party hereto shall also be delivered to each other party hereto simultaneously with delivery to the first party receiving such notice.

                  Section 9.6. Delays or Omissions. Except as expressly provided herein, no delay or omission to exercise any right, power or remedy accruing to the Company or the Plan Investors upon any breach or default of any party under this Agreement, shall impair any such right, power or remedy of the Company or the Plan Investors nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of the Company or the Plan Investors of any breach or default under this Agreement, or any waiver on the part of any such party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to the Company or the Plan Investors shall be cumulative and not alternative.

                  Section 9.7. Consent. Any consent or approval of the Plan Investors under this Agreement shall be deemed to have been given by all of the Plan Investors if such consent or approval has been given by ESL.

                  Section 9.8. Counterparts. This Agreement may be executed in any number of counterparts, each of which may be executed by only one of the parties hereto, each of which shall be enforceable against the party actually executing such counterpart, and all of which together shall constitute one instrument.

                  Section 9.9. Severability. In the event that any, provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provisions; provided that no such severability shall be effective if it materially changes the economic benefit of this Agreement to any party.

                  Section 9.10. Headings. The table of contents and headings used in this Agreement are used for convenience only, do not constitute a part of this Agreement and are not to be considered in construing or interpreting this Agreement.

                  Section 9.11. No Public Announcement. The parties agree that the initial press release to be issued with respect to the transactions contemplated by the Transaction Documents shall be in a form reasonably mutually agreed to by the parties. Thereafter, the Company and the Plan Investors shall, to the extent reasonably practicable, consult with the other regarding the content of those press releases, public announcements or filings with Governmental Entities concerning the transactions contemplated by the Transaction Documents.

                  Section 9.12. Interpretation. The parties agree that to the extent any provision of the Plan relating to the Plan Investors conflicts with any provision of this Agreement, the provisions of this Agreement shall control.

                           [SIGNATURE PAGES TO FOLLOW]

                  IN WITNESS WHEREOF, each of the undersigned has caused the foregoing Agreement to be executed as of the date first above written.

                           COMPANY:

                           KMART CORPORATION


                           By:
                                ------------------------------------------------
                                Name:
                                Title:



                           PLAN INVESTORS:

                           ESL INVESTMENTS, INC.


                           By:
                                ------------------------------------------------
                                Name:
                                Title:


                           THIRD AVENUE TRUST, on behalf of the Third Avenue
                                Value Fund Series


                           By:
                                ------------------------------------------------
                                Name:
                                Title:








                           THIRD AVENUE TRUST, on behalf of the Third Avenue Small-Cap Value Fund Series


                           By:
                                ------------------------------------------------
                                Name:
                                Title:


                           THIRD AVENUE TRUST, on behalf of the Third Avenue Real Estate Value Fund Series


                           By:
                                ------------------------------------------------
                                Name:
                                Title: